ROSS MILLER
Secretary of State
204 North Carson Street, Suite 4
Carson City, Nevada 89701-4520
(775) 684 5708
Website: www.nvsos.gov

Filed in the office of	Document Number
[signature]	20120126054-73
Ross Miller	Filing Date and Time
Secretary of State	02/23/2012 1:20 PM
State of Nevada	Entity Number E0103492012-9

Articles of Incorporation
(PURSUANT TO NRS CHAPTER 78)

USE BLACK INK ONLY - DO NOT HIGHLIGHT | ABOVE SPACE IS FOR OFFICE USE ONLY

1. Name of Corporation:	VIP Loyalty Corp.
2. Registered Agent for Service of Process: (check only one box)	[X] Commercial Registered Agent: VCorp Services LLC (Name) [ ] Noncommercial Registered Agent (name and address below) OR [ ] Office or Position with Entity (name and address below) Name of Noncommercial Registered Agent OR Name of Title of Office or Other Position with Entity Street Address / City / Nevada / Zip Code Mailing Address (if different from street address) / City / Nevada / Zip Code
3. Authorized Stock: (number of shares corporation is authorized to issue)	Number of shares with par value: 105,000,000 Par value per share: $ 0.00001 Number of shares without par value: -0-
4. Names and Addresses of the Board of Directors/Trustees: (each Director/Trustee must be a natural person at least 18 years of age; attach additional page if more than two directors/trustees)	1) E. Sean Connolly (Name) 123 No. Post Oak Lane, Suite 440 (Street Address) Houston (City) TX (State) 77024 (Zip Code) 2) (Name) 123 No. Post Oak Lane, Suite 440 (Street Address) Houston (City) TX (State) 77024 (Zip Code)
5. Purpose: (optional; see instructions)	The purpose of the corporation shall be:
6. Name, Address and Signature of Incorporator: (attach additional page if more than one incorporator)	E. Sean Connolly (Name) X [signature] (Incorporator Signature) 1123 No. Post Oak Lane (Address) Houston (City) TX (State) 77024 (Zip Code)
7. Certificate of Acceptance of Appointment of Registered Agent:	I hereby accept appointment as Registered Agent for the above named Entity. X [signature] (Authorized Signature of Registered Agent or On Behalf of Registered Agent Entity) 2/23/2012 (Date)

Attachment to Articles of Incorporation
VIP Loyalty Corp.

Additional Articles of Incorporation

This Corporation is authorized to issue Two (2) classes of stock with a total of One Hundred Five Million (105,000,000) shares, One Hundred Million (100,000,000) of which are shares of Common Stock, $0.00001 par value per share and Five Million (5,000,000) of which are shares of Preferred Stock, $0.00001 par value per share.

The Board of Directors is also authorized to determine or alter the rights, preferences, privileges and restrictions granted to or imposed upon any wholly unissued series of Preferred Stock and, within the limits and restrictions stated in any resolution or resolutions of the Board of Directors originally fixing the number of shares constituting any series, to increase or decrease (but not below the number of shares of any such series then outstanding) the number of shares of any series subsequent to the issue of shares of that series.

SECRETARY OF STATE

STATE OF NEVADA

CORPORATE CHARTER

I, ROSS MILLER, the duly elected and qualified Nevada Secretary of State, do hereby certify that **VIP LOYALTY CORP.**, did on February 23, 2012, file in this office the original Articles of Incorporation; that said Articles of Incorporation are now on file and of record in the office of the Secretary of State of the State of Nevada, and further, that said Articles contain all the provisions required by the law of said State of Nevada.

IN WITNESS WHEREOF, I have hereunto set my hand and affixed the Great Seal of State, at my office on February 23, 2012.

ROSS MILLER
Secretary of State

Certified By: Diana Speltz
Certificate Number: C20120223-2162
You may verify this certificate online at **http://www.nvsos.gov/**